UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 8, 2008

COASTAL MEDIA INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-135852
(Commission File Number)

20-4952339
(IRS Employer Identification No.)

3751 Appain Way, Suite #75, Lexington, Kentucky 40517-5929
(Address of principal executive offices and Zip Code)

859-552-6036
Registrant's telephone number, including area code

1574 Gulf Road #3094 Point Roberts WA 98281, 250-538-8246
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2008 Jan Aaron Sigurgeirson resigned as our President, Chief Executive Officer and as a director and Jon Suk resigned as our Secretary, Treasurer, Chief Financial Officer and as a director. As a result, prior to such resignations, on September 8, 2008 we appointed Leslie A. Schaefer as president, secretary, treasurer, director and chief financial officer of our company.

Our board of directors and officers is now Leslie A. Schaefer.

Leslie A. Schaefer

Ms. Schaefer has over 30 plus years of management experience. In 1984, Ms Schafer launched the nations first full service pet store and successfully copyrighted a unique retail store floor design, which subsequently was acquired and used across the United States by one of the largest pet chains in the United States. Her strong interest in animals led her into an active participated within the horse industry, where she has been directly responsible for the development and training of 15 World Champions and 2 Reserve World Champions.

Ms. Schafer turned her management interest to the oil and gas industry with a specific focus on Appalachia and the Mid Continent in 2002. During that time she performed advisory services to a variety of companies including Venture Capital firms in the United States. Her work has included due diligence reviews, project feasibility analysis and providing recommendations to senior management on a variety of matters. During this time she created and has served as President of Schafer Enterprises Ltd.

Ms. Schaefer attended Columbia College in 1973 where she studied Liberal Arts. In 2002 she received her NASD series 63 license.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL MEDIA INC.

/s/ Leslie A. Schaefer
Leslie A. Schaefer
President

September 10, 2008